101 Main St. P.O. Box 1628 Lafayette, IN 47902 (765) 742-1064 www.LSBANK.com lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT: Randolph F. Williams President/CEO (765) 742-1064 Fax: (765) 429-5932

Lafayette, Ind. - Wednesday, July 28, 2004

LSB Financial Corp. Announces Second Quarter Results
and Increased Cash Dividend

           LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported earnings for the quarter and six months ended June 30, 2004. Net income for the second quarter was $754,000, an increase of $129,000 or 20.6% over the same quarter of 2003. Net income for the first six months of 2004 was $1.5 million, an increase of $64,000 or 4.5% over the first six months of 2003. Diluted earnings per share for the first six months of 2004 were $1.06 compared to $1.02 for 2003. LSB President and CEO Randolph F. Williams stated, "Our success in 2004 will depend largely on our ability to continue to grow the loan portfolio. As a community bank, we work hard to understand both families and businesses to make sure we offer the best loan product. And because of our community bank orientation we can also offer these solutions in a highly responsive, personalized manner."

          "Rising interest rates have eliminated the opportunity for many borrowers, including ourselves, to benefit from the refinancing of their mortgages and thus have eliminated our ability to sell loans. We are pleased that since December 31, 2003, we have increased our loan portfolio by $27 million or 9.7%, which resulted in a $245,000 or 10.0% increase in net interest income in the second quarter. Also, because of the diligent efforts of our lending staff and the gradual improvement in the local economy, we have been able to reduce our provision for loan losses."

          "We believe that the stability provided by our 135 year history as Lafayette Savings Bank offers customers a tangible value as merger and acquisition activity nation wide results in confusion and disruption for account holders. The reliable, consistent service we offer as an independent community bank helps explain the growth we are experiencing."

          The increased income for the six months was primarily due to a $203,000 increase in net interest income and a $450,000 reduction in the provision for loan losses which more than offset a $470,000 decrease in non-interest income. This decrease was caused primarily by rising interest rates which significantly reduced the number of loans being refinanced to fixed rate loans which we typically sell on the secondary market at a gain, and a five percent increase in non-interest expenses.

          Further, the Company announced today that it will pay an increased quarterly cash dividend of $0.15 per share to shareholders of record as of the close of business on August 6, 2004, with a payment date of September 3, 2004. This represents a 20% increase in the dividend compared to the same quarter last year.

          The closing market price of LSB stock on July 27, 2004, was $24.46 per share as reported by the NASDAQ National Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (In thousands except share and per share amounts)

	Six Months Ended June 30, 2004	Year Ended December 31, 2003

Selected Balance Sheet Data:

Cash and due from banks	$1,804	$1,906
Short-term investments	7,051	7,491
Securities available-for-sale	11,114	14,050
Loans held for sale	1,332	803
Net portfolio loans	303,241	276,763
Allowance for loan losses	2,718	3,098
Premises and equipment, net	6,874	7,110
FHLB stock, at cost	4,022	3,928
Bank owned life insurance	2,912	2,861
Other assets	4,363	4,360
Total assets	342,713	319,272

Deposits	242,208	225,485
Advances from FHLB	70,351	64,851
Other liabilities	1,250	1,209

Shareholders' Equity	28,904	27,727
Book value per share	$21.54	$20.85
Equity / Assets	8.43%	8.69%
Total shares outstanding	1,363,176	1,356,200

Asset Quality Data:

Non-accruing loans	$4,055	$3,728
Loans past due 90 days still on accrual	974	518
Other real estate/assets owned	558	340
Total non-performing assets	5,587	4,586
Non-performing loans / Total loans	1.64%	1.51%
Non-performing assets / Total assets	1.63%	1.44%
Allowance for loan losses / Non-performing loans	54.05%	72.96%
Allowance for loan losses / Non-performing assets	48.65%	67.55%
Allowance for loan losses / Total loans	0.88%	1.10%
Loans charged off year-to-date	$641	$129
Recoveries on loans previously charged off	11	6

	Three months ended: June 30,		Six months ended: June 30,
	2004	2003	2004	2003

Total Interest Income	$ 4,760	$ 4,612	$ 9,421	$ 9,600
Total Interest Expense	2,069	2,166	4,062	4,444
Net Interest Income	2,691	2,446	5,359	5,156
Provision for Loan Losses	125	450	250	700
Net Interest Income after provision	2,566	1,996	5,109	4,456
Non-interest income:
Deposit Account Service Charges	223	217	435	439
Gain on Sale of Mortgage Loans	139	515	266	1,080
Gain on Sale of Securities	11	0	11	0
Other Non-interest Income	229	100	404	67
Total Non-Interest Income	602	832	1,116	1,586
Non-Interest Expense:
Salaries and benefits	1,081	1,107	2,142	2,192
Occupancy and equipment, net	338	259	631	560
Computer service	94	75	190	167
Advertising	104	72	182	194
Other	440	290	774	606
Total non-interest expense	2,057	1,803	3,919	3,719
Income before income taxes	1,111	1,025	2,306	2,323
Income tax expense	357	400	832	913
Net income	754	625	1,474	1,410

Weighted average number of diluted shares	1,393,504	1,386,845	1,391,236	1,372,158
Diluted Earnings per Share	$ 0.54	$ 0.45	$ 1.06	$ 1.02

Return on average equity	10.44%	9.47%	10.32%	10.80%
Return on average assets	0.88%	0.80%	0.88%	0.90%
Average earning assets	326,788	298,830	319,294	300,402
Net interest margin	3.29%	3.27%	3.36%	3.43%
Efficiency ratio	64.93%	64.42%	62.96%	61.88%